Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations Telephone: 712.732.4117

J. Tyler Haahr Named CEO of Meta Financial Group,
Troy Moore Named COO, and Gene Richardson Named
Central and West Central Iowa Market President

(Storm Lake, Iowa – June 28, 2005) Meta Financial Group, Inc. (NASDAQNM: CASH) announced that J. Tyler Haahr, who has served as the company’s chief operating officer, has been named chief executive officer of Meta Financial Group and MetaBank. James S. Haahr, who has worked for the company since 1961, most recently as chairman and CEO, will continue to serve as chairman of the board.

Troy Moore, president of MetaBank’s central Iowa market has been named executive vice president and chief operating officer of Meta Financial Group and MetaBank. In his new position, Moore will oversee banking operations of Meta Financial Group, a bank holding company with seventeen locations and nearly $800 million in assets.

Gene Richardson, who serves as MetaBank West Central’s market president has also been named market president for MetaBank’s Central Iowa market.

MetaBank plans to open a new retail bank office in West Des Moines within the next twelve months – near the Jordan Creek Town Center – for a total of eight Central and West Central Iowa MetaBank offices. Two additional retail bank offices are scheduled to open in Sioux Falls, South Dakota by November 2005.

“We’re very excited about these moves. Tyler has done an outstanding job of managing the company’s operations for the last eight years. Troy has been instrumental in the growth we’ve seen in the Central Iowa market. Under his watch, the market has grown from one of our smallest to our largest. And Gene’s experience and leadership will be invaluable as we continue to grow in central Iowa,” said James S. Haahr, chairman of Meta Financial Group.

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At March 31, 2005, Meta Financial Group had assets of $795.8 million and shareholders’ equity of $44.9 million. Besides traditional bank products and services MetaBank offers a unique “Life Change Specialist” program to help customers better manage their financial lives through significant life changing events. To learn more about Meta Financial Group and MetaBank go to www.metacash.com or www.metabankonline.com.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

This release contains forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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